News Release

For Immediate Release: April 20, 2006

MainStreet BankShares, Inc., Martinsville, Virginia announced earnings for the first quarter 2006 and year-end 2005. MainStreet operates Franklin Community Bank, N.A. a wholly owned subsidiary located in Franklin County, Virginia.

During the first quarter 2006, MainStreet BankShares, Inc. experienced net profit of $717,373 or $.46 per basic share. Also, at the end of the first quarter 2006 MainStreet had total assets of $167,629,167.

Company consolidated earnings for 2005 totaled $3,370,546 or $2.15 per basic share comparing favorably to earnings of $775,198 or $.55 per basic share at year-end 2004.

The earnings for year-end 2005 are a new record for earnings experienced by the company in its history dating from July 2000.

Contact:

C. R. McCullar, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-8092